EXHIBIT 12 (b)

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                                                             METRIS COMPANIES INC.

                                  COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

                                                            (DOLLARS IN THOUSANDS)
                                                                                           Year Ended December 31,
                                                                                           -----------------------
                                                                              2000       1999       1998       1997        1996
                                                                              ----       ----       ----       ----        ----

Earnings before income taxes, extraordinary loss and
     cumulative effect of accounting change: (1) ........................   $322,911   $191,316   $ 93,248   $ 61,883    $ 32,546

Preferred dividend requirement ..........................................   $ 31,624   $ 24,586   $  1,100   $     --    $     --
Ratio of earnings before tax expense to net income ......................       1.63       1.66       1.63         --          --
                                                                            --------   --------   --------   --------    --------
Preferred dividends (2) .................................................   $ 51,421   $ 40,773   $  1,789   $     --    $     --

Fixed Charges: (1)
     Interest on indebtedness, and
        amortization of debt expense ....................................    133,006     55,841     30,513     11,951       4,106
     Interest factor of rental expense ..................................      6,023      3,706      2,134      1,313         378
                                                                            --------   --------   --------   --------    --------
                                                                             139,029     59,547     32,647     13,264       4,484
     Total fixed charges and preferred dividends ........................    190,450    100,320     34,436     13,264       4,484
                                                                            --------   --------   --------   --------    --------
Total available earnings ................................................   $461,940   $250,863   $125,895   $ 75,147    $ 37,030
                                                                            ========   ========   ========   ========    ========

Ratio of earnings to fixed charges and preferred dividends ..............       2.43       2.50       3.66       5.67        8.26

(1)   As defined in Item 503(d) of Regulation S-K.

(2) The preferred dividends were increased to amounts representing the pretax earnings that would be required to cover such dividend requirements
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